Issuer Free Writing Prospectus dated September 17, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated September 12, 2025

Registration Statement No. 333-289878

www.chickenclaypothouse.com.my Investor Presentation September 2025 1

Free Writing Prospectus Legend This presentation relates to the proposed initial public offering (the “offering”) of ordinary shares, par value US$0.00001 per share (the “Ordinary Shares”) of CCH Holdings Ltd (collectively with its consolidated subsidiaries, the “Company,” “us,” or “our”), which highlights the basic information about the offering and the Company. Therefore, this presentation should be read together with the preliminary prospectus included in the Company’s Registration Statement on the Form F - 1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. The Registration Statement, dated September 12, 2025 and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2074123/000121390025087080/ea0245520 - 07.htm . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC from time to time in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at https : //www . sec . gov/ . Alternatively, we or our underwriter will arrange to send you the Registration Statement if you contact Cathay Securities, Inc . , 40 Wall Street, Suite 3600 , New York, NY 10005 , or by calling (855) 939 - 3888 , or by email at service@cathaysecurities . com , or contact the Company via email at cch_info@cchasia . com . my . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of the Company’s securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering may only be made by means of a prospectus pursuant to a registration statement on Form F - 1 that is filed with the SEC after such registration becomes effective . Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus . Any representation to the contrary is a criminal offense . 2

Cautionary Note Regarding Forward - Looking Statements This presentation contains forward - looking statements that reflect our current expectations and views of future events . Significant known and unknown risks, uncertainties, and other factors (including those listed under the caption "Risk Factors" in the Registration Statement) may cause our actual results, performance, or achievements in the future to be materially and/or adversely different from those expressed or implied by the forward - looking statements . Therefore, you should not place undue reliance on forward - looking statements in this presentation . You can identify some of these forward - looking statements by words or phrases such as "may," "will," "could," "would," "expect, "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "project," "target," "continue," or the negative of these terms or other similar expressions, although not all forward - looking statements contain these words . This presentation and the accompanying oral presentation contain "forward - looking" statements that are based on our management's beliefs and assumptions and on information currently available to management . The forward - looking statements in this presentation are only predictions, are subject to change, and are based largely on our current expectations and projections about future events and financial trends . The forward - looking statements include, but are not limited to, statements about : (i) our goals and strategies ; (ii) our future business development, financial condition, and results of operations ; (iii) general economic and business conditions in Malaysia ; (iv) expected changes in our revenue, costs, or expenditures ; (v) competition in our industry ; (vi) our proposed use of proceeds ; (vii) government policies and regulations relating to our industry ; and (viii) the outlook of specialty hotpot market in Malaysia, Southeast Asia, Hong Kong, Taiwan, and the U . S . Our forward - looking statements are subject to various and significant risks and uncertainties, including those that are beyond our control . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . Although our management believes that the expectations reflected in our forward - looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward - looking statements will be achieved or occur . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . 3

Offering Summary CCH Holdings Ltd Issuer Initial Public Offering Offer Type Nasdaq: CCHH Exchange Symbol 1,250,000 Ordinary Shares, or 1,437,500 Ordinary Shares if the underwriters exercise their over - allotment option in full Ordinary Shares Offered by the Issuer 18,000,000 Ordinary Shares Ordinary Shares Outstanding Prior to Completion of Offering 19,250,000 Ordinary Shares, assuming no exercise of the underwriters’ over - allotment option Ordinary Shares Outstanding Immediately After This Offering Between US$4.00 and US$6.00 per Ordinary Share US$5.00, assuming an offer price of US$5.00 per Ordinary Share, being the midpoint of the estimated range of the offering Offering Price • Approximately 40% of the net proceeds for expansion of our restaurant network, and strategic investments or acquisitions; • Approximately 30% of the net proceeds for brand building and marketing; • Approximately 20% of the net proceeds for diversification of our peripheral products of food ingredients and condiments and/or sales channels of such products; and • The balance for general corporate purposes Use of Proceeds Cathay Securities, Inc. Underwriters 4

Who We Are Company Overview • We are one of the leading specialty hotpot restaurant chains in Malaysia, specializing in chicken hotpot and fish head hotpot . With roots in George Town, Penang, Malaysia since 2015 , we have become a top player in the specialty hotpot market in Malaysia • According to Frost & Sullivan , we were the third largest specialty hotpot restaurant chain in Malaysia in terms of revenues generated by company - owned restaurants for the year ended December 31, 2024. Our Chicken Claypot House ( 淪䑥Ф؟ ) brand , according to Frost & Sullivan , was the largest chicken hotpot brand in Malaysia in terms of number of restaurant outlets as of June 30, 2025 • We offer catering services in Malaysia and outside Malaysia mainly under two brands , namely Chicken Claypot House ( 淪䑥Ф؟ ) for our chicken hotpot restaurants and Zi Wei Yuan ( ভ囥ⴃ ) for our fish head hotpot restaurants through a combination of company - owned restaurant outlets and franchised restaurant outlets Revenue Split & Business Model Our Brand Portfolio Registered Trademarks Headquarter & Central Kitchen Snapshot 74.5% 13.9% 4.1% 7.5% 1 Company - owned restaurant operations Generate revenues by offering customers a variety of cuisine 2 Sales of food ingredients and condiments Sales of food ingredients and condiments to local distributors or our franchised restaurant outlets 3 Franchise licensing Service fees that we receive from our licensees, primarily including (i) royalties, (ii) license fees, and (iii) other service fees for support services 4 Others We also generate revenues from leasing out buildings 5

Investment Highlights We provide high - quality food featuring exclusive signature dishes while continuously developing new menu for our restaurant outlets We are one of the leading hotpot restaurant chains in Malaysia with strong brand identity We are able to maintain consistency and operational efficiency with our central kitchen management We have strong supply chain capabilities for our restaurant operations Strategic expansion in existing markets and into international locations with strong market potentials 1 2 3 5 4 6

Industry Overview Market Size of the Overall Catering Services Industry in Malaysia, by Revenue, 2019 - 2029E 2019 - 2024 2025E - 2029E CAGR 0.9% 5.7% 15.8 7 12.4 11.1 14.4 15.5 16.5 17.4 18.3 19.4 20.5 21.6 10.0 8.0 6.0 4.0 2.0 0.0 12.0 14.0 16.0 18.0 20.0 22.0 USD Billion 2019 2020 2021 2022 2023 2024 2025E 2026E 2027E 2028E 2029E The catering services industry in Malaysia has recorded a revenue of US$15.8 billion in 2019. However, the onset of the COVID - 19 pandemic in 2020 caused a sharp year - on - year decline of 21.6% as lockdowns and restrictions disrupted operations with the downward trend continued into 2021. By 2024, the industry achieved a full recovery, with the actual revenue reaching US$16.5 billion, slightly exceeding pre - pandemic levels, the catering services industry is forecasted to expand significantly, reaching US$21.6 billion in 2029.

Industry Overview Market Size of the Specialty Hotpot Restaurants in Malaysia, by Revenue, 2019 - 2029E 2019 - 2024 2025E - 2029E CAGR 2.3% 8.1% 236.4 8 186.5 169.0 225.2 245.6 265.1 286.4 309.5 334.9 362.1 391.8 150.0 100.0 50.0 0.0 2019 2020 2021 2022 2023 2024 2025E 2026E 2027E 2028E 2029E Specialty hotpot restaurant refers to restaurants serving predominantly hotpot cuisine . The market size of specialty hotpot restaurants in Malaysia has demonstrated a CAGR of 2 . 3 % from US $ 236 . 4 million in 2019 to US $ 265 . 1 million in 2024 , in terms of revenue, despite the challenges posed by COVID - 19 pandemic in the intervening years, which reflects a gradual recovery driven by growing consumer interest in dining - out and the popularity of specialty hotpot cuisine . Looking ahead, specialty hotpot is expected to gain more popularity with an impressive CAGR of 8 . 1 % and the market size is expected to reach a total revenue of US $ 391 . 8 million in 2029 , driven by factors such as increasing consumer spending, the expansion of specialty hotpot chains, and the rising appeal of experiential dining in Malaysia, highlighting promising opportunities for businesses operating in this segment . 200.0 250.0 300.0 350.0 400.0 USD Million

Industry Overview The specialty hotpot industry in Malaysia is highly competitive with over 800 restaurants operated by domestic and international brands. According to Frost & Sullivan, the top five specialty hotpot restaurant chains have captured 41.7% of the market share in Malaysia in terms of revenue. For the year ended December 31, 2024, we are ranked the third among the specialty hotpot restaurant chains in Malaysia in terms of revenues generated by company - owned restaurants, with a market share of 2.5% in 2024. The Company’s Chicken Claypot House brand was the largest chicken hotpot brand in Malaysia in terms of number of restaurant outlets as of June 30, 2025. 9 Top Five Market Players of Specialty Hotpot Market in Malaysia, 2024 Market share of specialty hotpot market in terms of sales revenue (2024) Revenue of specialty hotpot generated from company - owned restaurants for the year ended December 31, 2024 (USD Million) No. of company - owned restaurants in Malaysia as at December 31, 2024 Brand Company Ranking 30.4% 80.6 15 Haidilao Hot Pot Super Hi International Holding Ltd. 1 4.5% 12.0 9 Shu Da Xia, Wu Hou Fu, Zui Ma Tou Synergy Dinning Group 2 2.5% 6.6 14 Chicken Claypot House , Zi Wei Yuan The Company 3 2.3% 6.1 37 Johnny’s Restaurants Dynasun Sdn Bhd. 4 2.0% 5.3 8 Starry Sky Marina Hot Pot Starry Sky Marina Hot Pot Sdn. Bhd. 5 41.7% 110.6 Top 5 Subtotal 100.0% 265.1 Total Revenue of Specialty Hotpot Market in Malaysia

Our Restaurant Outlets in Malaysia



PENANG
(ISLAND/MAINLAND)

- Macalister Road
- All Season Place
- Icon City
- Juru Sentral
- Iconic Point
- Raja Uda
- Batu Kawan
- Gurney Paragon
- Simpang Ampat

PERAK

- Jalan Sultan Ismail
- Ipoh

PAHANG

- Cameron Highlands
- Genting Highlands

KUALA LUMPUR & SELANGOR

- Sunway Pyramid
- Cheras
- SS2
- The Gardens Mall
- Tropika Bukit Jalil
- Kepong
- Plaza Arkadia
- Centrepoint
- Kuchai Lama

JOHOR

- Mount Austin
- Sutera
- Tebrau

SABAH

- Kota Kinabalu

SARAWAK

- Kuching
- Sibu

LEGEND

- Chicken Claypot House
- Banbudian Bistro
- Zi Wei Yuan Fish Head Hotpot
- 888 Family Food Court
- Chicken Claypot House x Zi Wei Yuan Fish Head Hotpot
- Company-owned Restaurant Outlets
- Bibixian Chicken Hotpot
- Franchised Restaurant Outlets

Our Business Chicken Claypot Our Key Ingredient : Chinese Garden Chicken ( ਒ⳓ淪 ) Our chicken hotpot is made with Chinese garden chicken, which is renowned for its excellent taste and flavor. Carefully prepared with this fresh, tender type of chicken and other high - quality ingredients, the flavor of our chicken hotpot is rich and intense, ensuring that every bowl of soup leaves an unforgettable aftertaste for locals and visitors alike. The Perfect Claypot Protein Not only does a claypot lend a fragrant aroma when cooking the Chinese garden chicken, its even heat circulation is also able to retain its nutritive value and flavor effectively. Even after adding soup to convert the dish into a steamboat, the quality meat remains moist and tender throughout the eating experience. Our Signature Claypot Set out below are pictures of some of the signature dishes at our Chicken Claypot House restaurant outlets , including Special Taste Chicken Claypot ( ཷણ呑➢ ), Sichuan Hot & Spicy Claypot ( 哫䗓ᒢ䬵呑 ) and Herbal Chicken Claypot ( 㦟ᶀ呑➢ ) ( from left to right in the picture) 11

Our Business

Zi Wei Yuan Steamboat

紫薇園™ ZI WEI YUAN EST. 1999 魚頭爐 · 魚頭米粉 FISH HEAD STEAMBOAT | 鸡煲之家 CHICKEN CLAYPOT HOUSE

Authentic Fish Head Soup

In the year 2022, our company introduced Zi Wei Yuan as a new extension of our business. The first company-owned Zi Wei Yuan restaurant commenced operation in Butterworth, Penang (the area in which Raja Uda is located in).

It specializes in charcoal-styled fish head hotpot which upholds the rich tapestry of our culinary taste that can leave a lasting impression. To date, we have a total of four outlets in Malaysia and are looking to expand nationwide.





Sourced from Quality Supplier

We source grouper fish, the key ingredient to our hotpot offerings, from a selection of suppliers that we have established long-term partnership with to ensure the quality of our food offerings.

Our use of imported charcoal, which ensures sustained heat and enhances the natural flavors of our signature dishes.

Zi Wei Yuan Brand Journey

■ Chicken Claypot House x Zi Wei Yuan Crossover Restaurant Outlets



■ **2022**
Ipoh, Perak



■ **2023**
Tebrau, Johor Bahru



2023
Petaling Jaya, Selangor



■ **2023**
Kuching, Sarawak



2024
Georgetown, Penang

12

Our Business Banbudian Bistro Banbudian Bistro is a brand originated in China, and we have obtained a licensing right to open company - owned restaurant outlets or enter into sub - franchise licensing arrangements with third parties to open franchised restaurant outlets under such brand in Malaysia. In 2025, we entered into a licensing agreement with a licensee in Malaysia, granting it a master license to open new franchised restaurant outlets under the brand Banbudian Bistro. Dishes Showcase Set out below are pictures of some of the offering Sichuan cuisine dishes under the brand Banbudian Bistro. Storefront Showcase 13

14 Dedicated Board of Directors And Management Goh Kok Foong Chairman and Chief Executive Officer Past Experience • 15 + years of experience driving success in the food, beverage and logistics sectors across Southeast Asia • Co - founded Signature Tasty Claypot House Holding Sdn . Bhd . (“STCH Holding”) with his brother Mr . Goh Kok E and serves on its board of directors • Executive director of Kopitan Classic Sdn. Bhd. (“Kopitan Classic”) from 2009 to 2014 • Conferred the Dato’ (D.I.M.P.) title in 2016 by the Sultan of Pahang in recognition of entrepreneurial excellence Goh Kok E* Director Nominee, Chief Operation Officer Past Experience • 15 + years of experience in conceptualizing, scaling, and managing successful food and beverage brands across Malaysia and Southeast Asia • Managing director and CEO at Kopitan Classic from 2009 to 2014 • Investor in a rising star restaurant in the modern food and beverage industry known for its traditional noodle dishes, since 2024 • Dedicated to operational excellence, brand integrity, community impact, and cross - border expansion Benjamin Yap Kean Ming Chief Financial Officer Past Experience • Extensive experience in multinational companies across various sectors, including manufacturing, food production, fast - moving consumer goods, wholesale, retail, logistics, property development, and plantation • Worked at Ernst & Young in 2005 , before joining Fujikura Federal Cables Sdn . Bhd . in 2008 as an accountant and internal controller • Member of Certified Practicing Accountant (CPA) Australia and Malaysian Institute of Accountants (MIA) Ng Yah Ling* Independent Director Nominee Past Experience • Worked as an account clerk at Hong Leong Management Co. Sdn Bhd in 1992 • Worked at SH Yeoh & Co., an auditing firm, for six years from 1997 to 2003 • Served as the director of several Malaysian companies focusing on comprehensive business advisory services • Member of the Malaysian Institute of Accountants (MIA) and the Malaysian Association of Company Secretaries Wu Wai Kong* Independent Director Nominee Past Experience • Mr. Wu had experience working in food manufacturing, food trading, and property management in the early years of his career • Recipient of the World Chinese Excellent Young Entrepreneur Achievement award from the 2020 World Chinese Economic Summit • Holds a bachelor’s degree in hospitality from the Swiss Hotel Management School Ang Woei Shang* Independent Director Nominee Past Experience • Founding partner of WS Ang & Associates and has been a lawyer in Malaysia since 2011 , specializing primarily in litigation • Deep understanding of legal risk assessment, dispute resolution, and contract enforcement through his lawyering career • Holds a bachelor’s degree in laws from the University of Malaya and is a member of the Malaysian Bar Note: *The individual has accepted our appointment to be a director of our company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F - 1, of which this prospectus is a part.

Selected Financials Consolidated P&L 2024 2023 USD 8,915,344 9,775,038 Revenues 7,724,976 8,584,748 – Revenues from third parties 1,190,368 1,190,290 – Revenues from related parties (6,509,083) (7,565,559) Cost of revenues 2,406,261 2,209,479 Gross profit 27.0% 22.6% Margin % Operating expenses (263,871) (493,101) Selling and marketing expenses (816,122) (979,973) General and administrative expenses 8,873 28,747 Gain from equity method investments (1,071,120) (1,444,327) Total operating expenses 1,335,141 765,152 Income from operations Other income/(expenses) 77,735 37,572 Other income, net (131,683) (118,256) Financial expenses, net (53,948) (80,684) Total other expenses, net 1,281,193 684,468 Income before income tax expense (367,792) (315,854) Income tax expense 913,401 368,614 Net income 10.2% 3.9% Margin % 15

Selected Financials Consolidated Balance Sheets 2024 2023 USD Assets 545,472 1,094,705 Cash and cash equivalents 582,640 44,832 Accounts receivable, net 311,425 331,312 Inventories 2,697,519 1,798,928 Amount due from related parties, current 1,259,867 880,304 Prepaid expenses and other current assets 5,396,923 4,150,081 Total current assets 3,665,754 3,830,973 Property and equipment, net 746,200 1,495,367 Operating lease right - of - use assets, net 185,718 207,120 Finance lease right - of - use assets, net 198,794 191,459 Intangible assets, net 186,322 172,576 Long - term investments 727,891 128,205 Amounts due from related parties, non - current 57,275 172,108 Other non - current assets 5,767,954 6,197,808 Total non - current assets 11,164,877 10,347,889 Total assets 458,275 523,083 Bank overdrafts 36,952 58,969 Deferred revenue 562,304 302,751 Accounts payable 48,075 90,440 Notes payable 18,133 47,866 Income tax payable 72,579 64,552 Current portion of long - term bank loans 177,075 349,793 Amounts due to related parties, current 656,536 829,420 Operating lease liabilities, current 35,265 33,280 Finance lease liabilities, current 713,130 1,070,540 Accrued expenses and other current liabilities 2,778,324 3,370,694 Total current liabilities 1,812,131 1,833,795 Long - term bank loans 186,286 820,641 Operating lease liabilities, non - current 92,197 124,108 Finance lease liabilities, non - current 90,279 73,759 Deferred tax liabilities 2,180,893 2,852,303 Total non - current liabilities 4,959,217 6,222,997 TOTAL LIABILITIES 6,205,660 4,124,892 Total shareholders’ equity 11,164,877 10,347,889 Total liabilities and shareholders' equity 16

Contact Info Issuer CCH Holdings Ltd Underwriter Cathay Securities, Inc. cch_info@cchasia.com.my +(60) 4 - 5307694 https:// www.chickenclaypothouse.com.my No. 1, Jalan Perda Jaya, Kawasan Perniagaan Perda Jaya, 14000 Bukit Mertajam, Pulau Pinang, Malaysia. service@cathaysecurities.com +1 (855) 939 - 3888 https:// www.cathaysecurities.com/#/home 40 Wall Street, Suite 3600, New York, NY 10005 17